Offer by

Neuberger Berman Real Estate Securities Income Fund Inc.

To Purchase for Cash
Up to 100% of Its Outstanding Shares of Preferred Stock
(Designated Auction Market Preferred Shares – All Series)

THE FUND’S OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 28, 2011, UNLESS THE OFFER IS EXTENDED.

THE FUND’S OFFER (AS DEFINED HEREIN) IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF PREFERRED STOCK (AS DEFINED HEREIN) BEING TENDERED.  HOWEVER, THE OFFER IS SUBJECT TO CERTAIN CONDITIONS.  SEE “INTRODUCTION” AND “THE OFFER – CONDITIONS TO THE OFFER.”

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS (“BOARD”) IS MAKING ANY RECOMMENDATION TO ANY HOLDER OF PREFERRED STOCK (“STOCKHOLDER”) AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING PREFERRED STOCK IN THE OFFER. EACH STOCKHOLDER IS URGED TO READ THE OFFER DOCUMENTS (AS DEFINED HEREIN) CAREFULLY IN EVALUATING THE OFFER.  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND OR ITS BOARD.

Important Stockholder Information

If you wish to tender all or any part of your shares of Preferred Stock, you should either (i) deliver such Preferred Stock pursuant to the procedures for book-entry transfers set forth in the section “The Offer – Procedure for Tendering Preferred Stock” prior to the expiration date of the Offer or (ii) request your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”) to effect the transaction for you.  If you have Preferred Stock registered in the name of a broker or other Nominee Holder, you must contact such broker or other Nominee Holder if you desire to tender your Preferred Stock.

To tender your Preferred Stock, you must follow the procedures described in the materials enclosed herewith.  The Fund may reject any tender not fully in compliance with these procedures.

A summary of the principal terms of the Offer appears on pages 1-5 hereof.

If you have questions about the Offer, you can contact Okapi Partners LLC, the information agent for the Offer, at its address or telephone numbers set forth on the back cover of this Offer to Purchase.  You can also obtain additional copies of this Offer to Purchase and the related Letter of Transmittal from the information agent, or your broker or other Nominee Holder.

IF YOU DO NOT WISH TO TENDER YOUR PREFERRED STOCK, YOU NEED NOT TAKE ANY ACTION.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

March 1, 2011

Table of Contents

Page

SUMMARY TERM SHEET		1

INTRODUCTION		6

THE OFFER		8

1.	Terms of the Offer; Expiration Date	8

2.	Extension of Tender Period; Termination; Amendment	9

3.	Acceptance for Payment and Payment	10

4.	Procedure for Tendering Preferred Stock	11

5.	Withdrawal Rights	14

6.	Certain Federal Income Tax Consequences	15

7.	Price Range of Preferred Stock; Dividends	19

8.	Certain Information Concerning the Fund.	19

9.	Source and Amount of Funds	20

10.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Preferred Stock.	21

11.	Certain Effects of the Offer.	21

12.	Purpose of the Offer	24

13.	Conditions to the Offer	25

14.	Plans or Proposals of the Fund; Regulatory Approvals	26

15.	Fees and Expenses	27

16.	Miscellaneous	27

SUMMARY TERM SHEET

This summary term sheet is a brief description of the material provisions of the offer being made by Neuberger Berman Real Estate Securities Income Fund Inc., a Maryland corporation (the “Fund”), to purchase for cash up to 100% of its outstanding shares of preferred stock, par value $0.0001 per share and liquidation preference of $25,000 per share, designated Auction Market Preferred Shares, Series A (the “Series A AMPS”), Auction Market Preferred Shares, Series B (the “Series B AMPS”), Auction Market Preferred Shares, Series C (the “Series C AMPS”), Auction Market Preferred Shares, Series D (the “Series D AMPS”), Auction Market Preferred Shares, Series E (the “Series E AMPS”), Auction Market Preferred Shares, Series F (the “Series F AMPS”), Auction Market Preferred Shares, Series G (the “Series G AMPS”), and Auction Market Preferred Shares, Series H (the “Series H AMPS” and collectively, the “Preferred Stock”) (the “Offer”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer Documents”).  The price to be paid for the Preferred Stock is an amount per share, net to the seller in cash, equal to 98% of the liquidation preference per share (or $24,500 per share), plus any unpaid dividends accrued through the Expiration Date (as defined herein).

The following are some of the questions you, as a Stockholder of the Fund, may have and answers to those questions.  You should carefully read the Offer Documents in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer Documents.

How Many Shares Of Preferred Stock Is The Fund Offering To Purchase?

The Fund is offering to purchase up to 100% of its 3,008 outstanding shares of Preferred Stock (388 shares of Series A AMPS, 364 shares of Series B AMPS, 388 shares of Series C AMPS, 364 shares of Series D AMPS, 364 shares of Series E AMPS, 364 shares of Series F AMPS, 388 shares of Series G AMPS and 388 shares of Series H AMPS).  If the Preferred Stock is properly tendered and not withdrawn prior to the date and time the Offer expires, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Preferred Stock tendered.  See “The Offer – Terms of the Offer; Expiration Date.”

How Much Are You Offering To Pay For My Preferred Stock And What Is The Form Of Payment? Will I Have To Pay Any Fees Or Commissions?

The price to be paid for the Preferred Stock is an amount per share, net to the seller in cash, equal to 98% of the liquidation preference of $25,000 per share (or $24,500 per share), plus any unpaid dividends accrued through the Expiration Date.  Prior to the Expiration Date, distributions will be paid on the regularly scheduled distribution payment dates for each series of Preferred Stock.  See “The Offer – Terms of the Offer; Expiration Date,” and “The Offer – Acceptance for Payment and Payment.”

If you tender your Preferred Stock to us in the Offer, you will not have to pay us brokerage fees, commissions or similar expenses.  If you own Preferred Stock through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Preferred Stock on your behalf, your broker or other Nominee Holder may charge you a fee for doing so.  You should consult your broker or other Nominee Holder to determine whether any charges will apply.

How Long Do I Have To Decide Whether To Tender In The Offer?

The Fund’s Offer will expire at 5:00 p.m., New York City time, on March 28, 2011, unless the Offer is extended.

If your Preferred Stock is registered in the name of your broker or other Nominee Holder, you may need to decide whether to tender your Preferred Stock in the Offer before 5:00 p.m., New York City time, on March 28, 2011 in order to allow such Nominee Holder time to tender your shares.  You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to tender your Preferred Stock and provide to such Nominee Holder any other required materials.

Does The Fund Have The Financial Resources To Make Payment?

Yes.  Assuming the Fund purchases 100% of the outstanding shares of Preferred Stock at 98% of the liquidation preference of $25,000 per share (or $24,500 per share), the total cost, not including fees and expenses incurred in connection with the Offer, will be approximately $73,696,000, plus any unpaid dividends accrued through the Expiration Date, for the Fund.  The Fund intends to borrow under a credit facility, use cash on hand or sell portfolio securities to pay the purchase price for Preferred Stock tendered.  See “The Offer – Source and Amount of Funds.”

How Do I Tender My Preferred Stock In The Offer?

To tender Preferred Stock in the Offer, you must deliver the Preferred Stock to Continental Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), not later than the time the Offer expires.  If your Preferred Stock is held in street name by your broker or other Nominee Holder, such nominee can tender your Preferred Stock through The Depository Trust Company.  See “The Offer – Procedure for Tendering Preferred Stock.”

When And How Will I Be Paid For My Tendered Preferred Stock In The Offer?

The Fund will pay for all validly tendered and not withdrawn Preferred Stock, promptly after the Expiration Date, subject to the satisfaction or waiver of the conditions to the Offer, as set forth in “The Offer – Conditions to the Offer.”  The Fund, however, does reserve the right, in its sole discretion, to delay payment for Preferred Stock pending receipt of any regulatory or governmental approvals to the Offer as described under the caption “The Offer – Plans or Proposals of the Fund; Regulatory Approvals.”  The Fund will pay for your validly tendered and not withdrawn Preferred Stock by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you.  In all cases, payment for tendered Preferred Stock will be made only after timely receipt by the Depositary of the Preferred Stock, confirmation of a book-entry transfer of such Preferred Stock, and any other required documents (as described in “The Offer – Procedure for Tendering Preferred Stock”).

Until What Time Can I Withdraw Tendered Preferred Stock In The Offer?

You can withdraw tendered Preferred Stock at any time until the Offer has expired and, if the Fund has not agreed to accept your Preferred Stock for payment by March 28, 2011, you can withdraw them at any time after such time until the Fund accepts Preferred Stock for payment.  See “The Offer – Withdrawal Rights.”

If your Preferred Stock is registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Stock.  You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Stock.

How Do I Withdraw Tendered Preferred Stock In The Offer?

To withdraw Preferred Stock, you must deliver a written notice of withdrawal (a form of which can be provided upon request from Okapi Partners LLC, the information agent for the Offer (the “Information Agent”)) with the required information to the Depositary, while you have the right to withdraw the Preferred Stock.  If your Preferred Stock is registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Preferred Stock.

Withdrawals of tenders of Preferred Stock may not be rescinded, and any Preferred Stock validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  However, withdrawn Preferred Stock may be retendered by following one of the procedures described in the section “The Offer – Procedure for Tendering Preferred Stock” of this Offer to Purchase at any time prior to the Expiration Date.  See “The Offer – Withdrawal Rights.”

Will I Have To Pay Taxes If The Fund Purchases My Preferred Stock In The Offer?

Generally, your sale of Preferred Stock pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws.  For federal income tax purposes, the sale of your Preferred Stock for cash will be treated either as (1) a sale or exchange of the Preferred Stock, or (2) a distribution with respect to the Preferred Stock that is potentially taxable as a dividend.  See “The Offer – Certain Federal Income Tax Consequences.”

You are urged to consult with your own tax advisor to determine the tax consequences of participating in the Offer.

What Is The Purpose Of The Offer?

Since the first quarter of 2008, the auction markets for auction rate securities like the Preferred Stock have not functioned normally, and the Fund believes that such auction markets are unlikely to return to normalcy.  The Fund also believes that no well-established secondary market exists outside the auctions for auction rate securities today. The Fund is conducting the Offer to offer liquidity to holders of Preferred Stock.  See “The Offer – Purpose of the Offer.”

Please bear in mind that neither the Fund nor its Board has made any recommendation as to whether you should tender your Preferred Stock.  Stockholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Preferred Stock and, if so, how many shares of Preferred Stock to tender.

Are There Any Conditions To The Offer?

The Offer is not conditioned upon any minimum number of shares of Preferred Stock being tendered but is subject to certain conditions.  See “The Offer – Conditions to the Offer.”

Will The Fund Reduce Its Level of Leverage If All Preferred Stock is Tendered?

Depending on the amount of the Preferred Stock tendered, the Fund may modestly reduce its level of leverage.  The Fund anticipates that it will borrow under its credit facility to pay for a portion of the Preferred Stock that is tendered.  As described in more detail below, regulations impose certain additional requirements on leverage through borrowings and, as a result of these requirements and other factors, depending on the amount of Preferred Stock tendered, the Fund may need to modestly decrease its level of leverage.

Based on the Fund’s net asset value as of February 25, 2011, even if 100% of the Preferred Stock is tendered, the Fund could replace the tendered Preferred Stock with an equivalent amount of borrowings under its credit facility and, therefore, would not have to reduce its level of leverage.  The amount of leverage that the Fund will be able to maintain immediately following the Offer will not be known until the Expiration Date.

If I Decide Not To Tender My Preferred Stock In The Offer, How Will The Offer Affect My Preferred Stock?

If you decide not to tender your Preferred Stock, you will still own the same number of shares of Preferred Stock, and the terms of the Preferred Stock will remain the same.  The Preferred Stock is not listed on any securities exchange and there is no established trading market for the Preferred Stock outside the auctions.  The auctions for any outstanding Preferred Stock after the Offer will continue.  Since the first quarter of 2008, the periodic auctions for the Preferred Stock have failed.  As a result, holders desiring to sell their Preferred Stock in the future may be unable to do so and, even if they can sell their Preferred Stock, may be forced to sell at a substantial discount to the liquidation preference of Preferred Stock outside of the auction process.  If you do not tender your Preferred Stock, the Fund cannot assure you that you will be able to sell your Preferred Stock in the future and you may be forced to hold the Preferred Stock indefinitely or you may have to sell your Preferred Stock at a significant discount to its liquidation preference of $25,000 per share.  See “The Offer – Certain Effects of the Offer.”

Can The Offer Be Extended And Under What Circumstances?

The Offer may be extended for any period to the extent required or permitted by law or by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the Offer, and after the initially scheduled expiration date of the Offer if, upon any expiration of the Offer, any condition to the Offer is not satisfied and there is a reasonable basis to believe that such condition could be satisfied.  See “The Offer – Extension of Tender Period; Termination; Amendment.”

How Will I Be Notified If The Offer Is Extended?

If we decide to extend the Offer, we will inform the Depositary and the Information Agent of that fact and will make a public announcement of the extension, not later than 9:30 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire.  See “The Offer – Extension of Tender Period; Termination; Amendment.”

Who Can I Talk To If I Have Questions About The Offer?

If you own Preferred Stock through a broker or other Nominee Holder, you can call your broker or other Nominee Holder.  You can also call Okapi Partners LLC, the Information Agent, at (212) 297-0720 or toll free at (877) 796-5274.

To the Holders of Shares of Preferred Stock:

INTRODUCTION

Neuberger Berman Real Estate Securities Income Fund Inc., a Maryland corporation (the “Fund”), hereby offers to purchase for cash up to 100% of its outstanding shares of preferred stock, par value $0.0001 per share and liquidation preference of $25,000 per share, designated Auction Market Preferred Shares, Series A (the “Series A AMPS”), Auction Market Preferred Shares, Series B (the “Series B AMPS”), Auction Market Preferred Shares, Series C (the “Series C AMPS”), Auction Market Preferred Shares, Series D (the “Series D AMPS”), Auction Market Preferred Shares, Series E (the “Series E AMPS”), Auction Market Preferred Shares, Series F (the “Series F AMPS”), Auction Market Preferred Shares, Series G (the “Series G AMPS”), and Auction Market Preferred Shares, Series H (the “Series H AMPS” and collectively, the “Preferred Stock”) (the “Offer”).  The Offer is upon the terms and subject to the conditions set forth in this Offer to Purchase and the Fund’s Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time constitute the “Offer Documents”).  The price to be paid for the Preferred Stock is an amount per share, net to the seller in cash, equal to 98% of the liquidation preference of $25,000 per share (or $24,500 per share), plus any unpaid dividends accrued through the Expiration Date (as defined herein) (the “Per Share Amount”).

The Offer is being extended to all holders of Preferred Stock (“Stockholders”) of the Fund and is not conditioned upon any minimum number of shares of Preferred Stock being tendered.  However, the Offer is subject to the conditions described in “The Offer – Conditions to the Offer.”

Neither the Fund nor its Board of Directors (“Board”) is making any recommendation to any Stockholder as to whether to tender or refrain from tendering Preferred Stock in the Offer.  Each Stockholder is urged to read the Offer Documents carefully in evaluating the Offer.  No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund or its Board.

You will not be obligated to pay brokerage fees, commissions or, except as set forth in “The Offer – Terms of the Offer; Expiration Date,” stock transfer taxes on the sale of Preferred Stock pursuant to the Offer.  However, if you own Preferred Stock through a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), and your broker or other Nominee Holder tenders your Preferred Stock on your behalf, your broker or other Nominee Holder may charge you a fee for doing so.  You should consult your broker or other Nominee Holder to determine whether any charges will apply.  The Fund will pay all charges and expenses of Continental Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), and Okapi Partners LLC, the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer.  See “The Offer – Fees and Expenses.”  The receipt of cash for Preferred Stock purchased by us pursuant to the Offer generally will be a taxable transaction for federal income tax purposes.  In addition, if you fail to complete, sign and return to the Depositary the Substitute IRS Form W-9 that is included with the Letter of Transmittal (or, in the case of certain non-U.S. Stockholders, an IRS Form W-8), you may be subject to backup withholding on the gross proceeds payable to you pursuant to the Offer, and certain non-U.S. Stockholders may be subject to income tax withholding.  See “The Offer – Certain Federal Income Tax Consequences.”

THE OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

If you do not wish to tender your Preferred Stock, you need not take any action.

THE OFFER

1.	Terms of the Offer; Expiration Date

Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay cash for up to 100% of the Fund’s 3,008 outstanding shares of Preferred Stock (388 shares of Series A AMPS, 364 shares of Series B AMPS, 388 shares of Series C AMPS, 364 shares of Series D AMPS, 364 shares of Series E AMPS, 364 shares of Series F AMPS, 388 shares of Series G AMPS and 388 shares of Series H AMPS), validly tendered and not withdrawn prior to the Expiration Date (as defined below).  The Fund reserves the right to extend the Offer to a later Expiration Date.  The price to be paid for the Preferred Stock is an amount per share, net to the seller in cash, equal to 98% of the liquidation preference of $25,000 per share (or $24,500 per share), plus any unpaid dividends accrued through the Expiration Date (as defined herein).  Stockholders tendering Preferred Stock shall be entitled to receive all dividends declared on or before the Expiration Date, but not yet paid on Preferred Stock tendered pursuant to the Offer. See “The Offer – Price Range of Preferred Stock; Dividends.”  Under no circumstances will interest be paid on the tender price for tendered Preferred Stock, regardless of any extension of or amendment to the Offer or any delay in paying for such Preferred Stock.

The Fund will, upon the terms and conditions of the Offer, purchase all Preferred Stock validly tendered and not withdrawn prior to the Expiration Date (as defined below).  The Fund may determine not to purchase any Preferred Stock because one or more conditions described in the section “The Offer – Conditions to the Offer” of this Offer to Purchase are not met.

With respect to the Offer, “Expiration Date” means 5:00 p.m., New York City time, on March 28, 2011, unless the Fund extends the period of time for which the Offer is open, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

Except as described herein, withdrawal rights expire on the Expiration Date. The Fund does not contemplate extending the Offer.

When considering whether to tender Preferred Stock, Stockholders should be aware that the payment received pursuant to the Offer will be less than the amount that Stockholders would be entitled to receive upon a redemption of such Preferred Stock under the terms of the Preferred Stock or upon a liquidation of the Fund.

The Offer is being made to all Stockholders of Preferred Stock of the Fund.  The Offer is not conditioned upon any minimum number of shares of Preferred Stock being tendered. However, the Offer is subject to certain other conditions as described in “The Offer – Conditions to the Offer.”

The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary.  Any such extension will also be publicly announced by press release issued no later than 9:30 a.m., New York City time, on the next business day after the initially scheduled Expiration Date.  There can be no assurance, however, that the Fund will exercise its right to extend the Offer.  If the Fund decides, in its sole discretion, to decrease the number of shares of Preferred Stock being sought and, at the time that notice of such decrease is first published, sent or given to holders of Preferred Stock in the manner specified below, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended at least until the end of such ten business day period.  During any extension, all Preferred Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw his or her Preferred Stock.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  During the extension, all Preferred Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw his or her Preferred Stock.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer.  Any extension, delay or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:30 a.m., New York City time, on the next business day after the initially scheduled Expiration Date.

Tendering Stockholders will not be obligated to pay transfer taxes on the purchase of Preferred Stock by the Fund, except as set forth below.  If payment of the purchase price is to be made to, or Preferred Stock not tendered or not purchased is to be returned in the name of, any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of Preferred Stock to the Fund pursuant to the Offer, then the amount of any stock or share transfer taxes (whether imposed on the registered holder(s), such other person or otherwise) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

As of February 28, 2011, the Fund had 388 shares of Series A AMPS, 364 shares of Series B AMPS, 388 shares of Series C AMPS, 364 shares of Series D AMPS, 364 shares of Series E AMPS, 364 shares of Series F AMPS, 388 shares of Series G AMPS and 388 shares of Series H AMPS outstanding.  As of February 28, 2011, the Directors and executive officers of the Fund did not beneficially own any Preferred Stock; accordingly, no Directors or executive officers of the Fund will tender any Preferred Stock pursuant to the Offer.

2.	Extension of Tender Period; Termination; Amendment

The Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof.  In the event that the Fund so elects to extend the tender period, the Fund does not expect the Per Share Amount to change.  During any such extension, all Preferred Stock previously tendered and not purchased or withdrawn will remain subject to the applicable Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Preferred Stock or, subject to applicable law, postpone payment for Preferred Stock upon the occurrence of any of the conditions specified in the section “The Offer – Conditions to the Offer” of this Offer to Purchase; and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:30 a.m. New York City time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of shares of Preferred Stock tendered as of that date.  Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.  If (i) the Fund increases or decreases the price to be paid for Preferred Stock, or the Fund decreases the number of shares of Preferred Stock being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

3.	Acceptance for Payment and Payment

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash for, Preferred Stock validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with the section “The Offer – Withdrawal Rights” of this Offer to Purchase, promptly after the Expiration Date of the Offer.  In addition, the Fund reserves the right, subject to compliance with Rule 14e-1(c) under the Exchange Act, to delay the acceptance for payment or payment for Preferred Stock pending receipt of any regulatory or governmental approvals to the Offer as described under the caption “The Offer – Plans or Proposals of the Fund; Regulatory Approvals.”  For a description of the Fund’s right to terminate the Offer and not accept for payment or pay for Preferred Stock or to delay acceptance for payment or payment for Preferred Stock, see “The Offer – Extension of Tender Period; Termination; Amendment.”

For purposes of the Offer, the Fund shall be deemed to have accepted for payment tendered Preferred Stock when, as and if the Fund gives oral or written notice of its acceptance to the Depositary.  The Fund will pay for Preferred Stock accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary.  The Depositary will act as your agent for the purpose of receiving payments from the Fund and transmitting such payments to you.  In all cases, payment for Preferred Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a confirmation of a book-entry transfer of such Preferred Stock into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer – Procedure for Tendering Preferred Stock”), a properly completed Agent’s Message and any other required documents.  Accordingly, payment may be made to tendering Stockholders at different times if delivery of the Preferred Stock and other required documents occurs at different times.  For a description of the procedure for tendering Preferred Stock pursuant to the Offer, see “The Offer – Procedure for Tendering Preferred Stock.”  Pursuant to the Offer, Preferred Stock that has been tendered and accepted for payment by the Fund will constitute authorized but unissued Preferred Stock.

Under no circumstances will the Fund pay interest on the consideration paid for Preferred Stock pursuant to the Offer, regardless of any delay in making such payment.  If the Fund increases the consideration to be paid for Preferred Stock pursuant to the Offer, the Fund will pay such increased consideration for all Preferred Stock purchased pursuant to the Offer.

If any tendered Preferred Stock is not purchased pursuant to the Offer for any reason, such unpurchased or untendered Preferred Stock will be returned via credit to an account maintained at the Book-Entry Transfer Facility (as defined below), without expense to you or to other persons at your discretion, as promptly as practicable following the expiration or termination of the Offer.

If the Fund is delayed in its acceptance for payment of, or in its payment for, Preferred Stock, or is unable to accept for payment or pay for Preferred Stock pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered Preferred Stock, and such Preferred Stock may not be withdrawn, unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in the section “The Offer – Withdrawal Rights” of this Offer to Purchase.

The price to be paid for the Preferred Stock is an amount per share, net to the seller in cash, equal to 98% of the liquidation preference of $25,000 per share (or $24,500 per share), plus any unpaid dividends accrued through the Expiration Date.

If you own Preferred Stock through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Preferred Stock on your behalf, your broker or other Nominee Holder may charge you a fee for doing so.  You should consult your broker or other Nominee Holder to determine whether any charges will apply.

4.	Procedure for Tendering Preferred Stock

To tender Preferred Stock pursuant to the Offer, the Depositary must receive delivery of such Preferred Stock pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message (as defined below)) by the Expiration Date.

Stockholders whose Preferred Stock is registered in the name of a broker or other Nominee Holder should contact such Nominee Holder if they desire to tender their Preferred Stock.  Such Stockholders may need to inform their brokers or other Nominee Holders of any decision to tender Preferred Stock, and deliver any required materials, before 5:00 p.m., New York City time, on March 28, 2011.  You should consult your broker or other Nominee Holder to determine when you would need to inform such Nominee Holder of any decision to tender Preferred Stock and to deliver any required materials to them in order to tender your Preferred Stock.

Book-Entry Delivery.  The Depositary has established an account with respect to the Preferred Stock at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Preferred Stock by causing the Book-Entry Transfer Facility to transfer such Preferred Stock into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility.  However, although delivery of Preferred Stock may be effected through book-entry transfer, an Agent’s Message and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of the Offer to Purchase by the Expiration Date.  Delivery of any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.  “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Preferred Stock that is the subject of such book-entry confirmation which such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Fund may enforce such agreement against such participant.

Tax Withholding.  Under the federal income tax law, the Depositary will be required to withhold 28% of the gross proceeds otherwise payable to an individual or certain non-corporate Stockholder pursuant to the Offer unless the Stockholder provides the Depositary with a correct taxpayer identification number and certifies that the Stockholder is not subject to backup withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal.  If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) prior to receipt of any payment in order to avoid income tax withheld at the rate of 30% (or lower treaty rate).

Validity.  The Fund will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Preferred Stock, and our determination shall be final and binding.  The Fund reserves the absolute right to reject any or all tenders of Preferred Stock that the Fund determines not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of its counsel, be unlawful.  The Fund also reserves the absolute right to waive any defect or irregularity in any tender of Preferred Stock.  The Fund’s interpretation of the terms and conditions of the Offer will be final and binding.  None of the Fund, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The tender of Preferred Stock pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Preferred Stock being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (ii) the tender of such Preferred Stock complies with Rule 14e-4, and (iii) you have the full power and authority to tender, sell, assign and transfer the Preferred Stock tendered, as specified in the Letter of Transmittal or otherwise.  The Fund’s acceptance for payment of

Preferred Stock tendered by you pursuant to the Offer will constitute a binding agreement between the Fund and you with respect to such Preferred Stock, upon the terms and subject to the conditions of the Offer.

By making the book-entry transfer of Preferred Stock as described above, subject to, and effective upon, acceptance for payment of the Preferred Stock tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such Preferred Stock in accordance with the terms of the Offer, the tendering Stockholders shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Preferred Stock that is being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Preferred Stock after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Preferred Stock (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Preferred Stock (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering Stockholder, of the purchase price; (b) present such Preferred Stock (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund; and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Preferred Stock (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer.  Upon such acceptance for payment, all prior powers of attorney given by the tendering Stockholder with respect to such Preferred Stock (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Stockholder (and, if given, will not be effective).

By making the book-entry transfer of Preferred Stock as described above, and in accordance with the terms and conditions of the Offer, the tendering Stockholder also shall be deemed to represent and warrant that: (a) the tendering Stockholder has full power and authority to tender, sell, assign and transfer the tendered Preferred Stock (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Preferred Stock after the Expiration Date); (b) when and to the extent the Fund accepts the Preferred Stock for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Stockholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Preferred Stock (and any and all dividends, distributions, other shares or securities or rights declared or issuable in respect of such Preferred Stock after the Expiration Date); and (d) the tendering Stockholder has read the Offer Documents and agreed to all of the terms of the Offer.

5.	Withdrawal Rights

You may withdraw tenders of Preferred Stock made pursuant to the Offer at any time prior to the Expiration Date.  If your Preferred Stock is registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Stock.  You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Stock.  After the Expiration Date, such tenders are irrevocable, except that they may be withdrawn after April 25, 2011 unless such Preferred Stock is accepted for payment as provided in the Offer.  If the Fund extends the period of time during which the Offer is open or are delayed in accepting for payment or paying for Preferred Stock pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on the Fund’s behalf, retain all Preferred Stock tendered, and such Preferred Stock may not be withdrawn except as otherwise provided in this section.

To withdraw tendered Preferred Stock, a written transmission of a notice of withdrawal (a form of which can be provided upon request from the Information Agent) with respect to the Preferred Stock must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Preferred Stock to be withdrawn and the number of shares of Preferred Stock to be withdrawn and the name of the registered holder of Preferred Stock, if different from that of the person who tendered such Preferred Stock.  If the Preferred Stock to be withdrawn has been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Preferred Stock tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Preferred Stock.  In addition, such notice must specify, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Preferred Stock.  Withdrawals may not be rescinded, and Preferred Stock withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  However, withdrawn Preferred Stock may be re-tendered by again following one of the procedures described in “The Offer – Procedure for Tendering Preferred Stock” at any time prior to the Expiration Date.  If your Preferred Stock is registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Preferred Stock.

The Fund will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and the Fund’s determination shall be final and binding.  None of  the Fund, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing Stockholder.  Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.

6.	Certain Federal Income Tax Consequences

The following is a summary of certain, but not all, federal income tax consequences of the Offer to holders of Preferred Stock whose stock is tendered and accepted for payment pursuant to the Offer.  The discussion is based on the Code, final, temporary, and proposed Treasury Department regulations thereunder, Internal Revenue Service (“IRS”) pronouncements and judicial decisions, all as currently in effect and any or all of which may be changed (possibly with retroactive effect) by later legislative, judicial or administrative action.  The discussion does not address all aspects of federal income taxation that may be relevant to a holder’s particular circumstances or to a holder subject to special treatment under the federal income tax law (such as financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, Stockholders holding Preferred Stock as part of a conversion transaction or hedge or hedging transaction or as a position in a straddle for tax purposes, and certain U.S. expatriates).  In addition, the discussion does not consider the effect of state, local, foreign or other tax laws that may apply to particular holders.  The discussion assumes that the Preferred Stock tendered is held as a “capital asset” as defined in Code section 1221.  Each Stockholder should consult its own tax advisor as to the particular federal income tax consequences to it of participating in the Offer and the applicability and effect of state, local foreign or other tax laws.

The tax treatment of a holder that tenders its Preferred Stock in the Offer will depend on whether the Stockholder’s receipt of cash for that stock pursuant to the Offer is treated as a sale or exchange thereof or instead as a distribution with respect to the Fund’s stock that is actually or constructively owned by the holder.

U.S. Holders.  As used herein, the term “U.S. Holder” means any Stockholder who or that is, for federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation or  partnership (or other entity treated as such for those purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is subject to federal income taxation regardless of its source or (4) a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.

Characterization of the Sale of Preferred Stock Pursuant to the Offer.  The sale of Preferred Stock by a U.S. Holder pursuant to the Offer will be treated as a “distribution in part or full payment in exchange” for that stock for federal income tax purposes only if that distribution (i.e., the receipt of cash on that sale):

1.	is “substantially disproportionate” with respect to the U.S. Holder;

2.	is in “complete redemption” of all of the Fund’s stock owned by the U.S. Holder; or

3.	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

If a U.S. Holder’s sale of Preferred Stock pursuant to the Offer is not treated for federal income tax puposes as such a distribution, it instead will be taxable as a dividend to the

U.S. Holder to the extent of its allocable share of the Fund’s current and accumulated earnings and profits, as calculated under federal tax principles (“E&P”).

In determining whether any of the above three tests is satisfied, a U.S. Holder must take into account not only stock it actually owns, but also stock (including Common Stock) that it constructively owns within the meaning of Code section 318.  Further, contemporaneous dispositions or acquisitions of the Fund’s stock by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction that will be taken into account in determining whether any of the three tests has been satisfied.

1.	“Substantially Disproportionate”

The Fund’s purchase of Preferred Stock pursuant to the Offer will be substantially disproportionate with respect to a U.S. Holder if the percentage of the Fund’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately after the purchase is less than 80% of the percentage of the Fund’s outstanding voting stock owned by the U.S. Holder determined immediately before the purchase.  In no event will a purchase of Preferred Stock be substantially disproportionate with respect to a U.S. Holder that owns 50% or more of the Fund’s combined voting power after the conclusion of the Offer.

2.	“Complete Redemption”

The Fund’s purchase of Preferred Stock pursuant to the Offer will result in a complete redemption of a U.S. Holder’s stock if (i) all of the Fund’s stock actually owned by the U.S. Holder is sold pursuant to the Offer, (ii) all of the Fund’s stock constructively owned by the U.S. Holder is sold pursuant to the Offer or, with respect to stock owned by certain related individuals, the U.S. Holder is entitled to waive and effectively waives, in accordance with Code section 302(c), attribution of the Fund’s stock that otherwise would be considered as constructively owned by the U.S. Holder and (iii) after the Fund’s stock is sold the U.S. Holder does not actually or constructively (taking into account the effect of a waiver of constructive ownership as provided in clause (ii)) own any other class of the Fund’s stock.  U.S. Holders wishing to satisfy the complete redemption test through waiver of the constructive ownership rules should consult their tax advisors.

3.	“Not Essentially Equivalent to a Dividend”

The Fund’s purchase of Preferred Stock pursuant to the Offer will be treated as not essentially equivalent to a dividend if the reduction in the U.S. Holder’s proportionate interest in the Fund’s stock as a result of the purchase constitutes a “meaningful reduction” of the U.S. Holder’s percentage interest in the Fund.  Whether the receipt of cash by a U.S. Holder who sells Preferred Stock pursuant to the Offer will result in such a meaningful reduction will depend upon the U.S. Holder’s particular facts and circumstances.  Generally, even a small reduction in the percentage ownership interest of a U.S. Holder whose relative stock interest in a publicly held corporation (such as the Fund) is minimal and who exercises no control over the corporation’s business should constitute a meaningful reduction.  U.S. Holders should consult their own tax advisors regarding the application of this test to their particular circumstances.

Assuming any of the above three tests is satisfied with respect to the Fund’s purchase of Preferred Stock from a U.S. Holder pursuant to the Offer, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash it receives and its tax basis in the Preferred Stock that is purchased.  The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Preferred Stock sold was held for more than one year.  Capital loss can generally only be used to offset capital gain.  Under current law, long-term capital gain of a U.S. individual is subject to a maximum 15% federal income tax rate.

As noted above, if none of the three tests is satisfied with respect to the Fund’s purchase of Preferred Stock from a U.S. Holder pursuant to the Offer, the U.S. Holder will be treated as having received a distribution from the Fund with respect to the U.S. Holder’s stock in an amount equal to the cash it receives pursuant to the Offer.  The distribution will likely be treated as a taxable ordinary income dividend, a capital gain dividend and/or a return of capital distribution, depending, in part, on the amount of the Fund’s E&P.  Current law imposes a maximum 15% federal income tax rate with respect to “qualified dividend income” of U.S. individuals.  However, the Fund’s dividends will only be treated as qualified dividend income to the extent of dividends that the Fund receives on stock of most U.S. and certain foreign corporations, and only to the extent that the Fund and the U.S. Holder satisfy certain holding period and other restrictions.  Dividends paid by real estate investment trusts (“REITs”), and dividends paid by a regulated investment company (such as the Fund) that are attributable to dividends received from REITs, generally are not qualified dividend income.  Thus, all or a portion of any amount that a U.S. Holder receives from the Fund in connection with the Offer that is treated as an ordinary income dividend may not constitute qualified dividend income.  Any portion of a distribution that would be classified as a dividend but for the fact that it exceeds the Fund’s E&P will reduce the U.S. Holder’s tax basis in its Preferred Stock until that basis is brought to zero and then as gain from the sale or exchange of such Preferred Stock.  Any basis of a U.S. Holder in Preferred Stock surrendered pursuant to the Offer that is not reduced as described in the preceding sentence generally will be added to its basis in its retained shares of the Fund’s stock.

If any U.S. Holder is treated as receiving a dividend pursuant to the Offer, there is a risk that the non-tendering U.S. stockholders of the Fund whose percentage interests in the Fund increase as a result of the Offer (whether because they do not tender shares or sell only a portion of their shares while their percentage interests in the Fund nevertheless increase) may be deemed to have received a constructive taxable distribution from the Fund, in an amount equal to the increase in percentage ownership, that is taxable as a dividend, unless the purchase is “incident to an isolated redemption of stock (for example, pursuant to a tender offer).”  The Offer, together with prior tender offers of the Common Stock conducted in 2009, 2010, and earlier this year, might not qualify as an “isolated redemption.”

Foreign Holders.  As used herein, the term “Foreign Holder” means any Stockholder other than a U.S. Holder.  The following discussion does not address the federal income tax consequences to Foreign Holders that beneficially held more than 5% of the Fund’s stock at any time.  Except as described below and subject to the discussions below concerning 30% and backup withholding taxes, a Foreign Holder will not be subject to federal income tax on gains realized on the sale of Preferred Stock pursuant to the Offer unless (i) the gain is effectively connected with the Foreign Holder’s conduct of a trade or business within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Foreign Holder or (ii) in the case of an individual Foreign Holder, he or she is present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are present.

To the extent a portion of the sales proceeds paid pursuant to the Offer is treated as a dividend, it will be subject to a 30% withholding tax, which the Fund will withhold, unless the tax is reduced by an applicable income tax treaty between the United States and the Foreign Holder’s country of residence and the Foreign Holder submits proper evidence on Form W-8BEN, or other applicable form, that such Foreign Holder qualifies for benefits under such treaty.  In lieu of the 30% withholding tax, a Foreign Holder will be subject to federal income tax on the portion, if any, of a payment that is treated as a dividend and that is effectively connected with the Foreign Holder’s conduct of a trade or business within the United States.

Foreign Holders are urged to consult their own tax advisors regarding the application of the federal income tax law to them.

Backup Withholding.  Payments to U.S. Holders pursuant to the Offer generally will be subject to information reporting requirements.  To avoid the imposition of backup withholding (see the next paragraph), a U.S. Holder should complete the Substitute IRS Form W-9 provided in the Letter of Transmittal and either (i) provide its correct taxpayer identification number (“TIN”), which, in the case of an individual U.S. Holder, is his or her social security number, and certain other information, or (ii) establish a basis for an exemption from backup withholding.  Certain Stockholders (including, among others, corporations, individual retirement accounts and qualified retirement plans and certain foreign individuals) are exempt from these backup withholding and information reporting requirements.  However, if you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity or Certain U.S. Branches for United States Tax Withholding) prior to receipt of any payment to avoid withholding.

If we are not provided with the correct TIN or an adequate basis for exemption, you will be subject to backup withholding at a rate of 28% imposed on the gross proceeds otherwise payable to you pursuant to the Offer (regardless of the amount of gain or loss you may realize from the sale of your Preferred Stock).  If backup withholding results in an overpayment of taxes, a refund or credit may be obtained only directly from the IRS, provided that the required information is provided to the IRS.

This tax discussion is included for general information only.  The tax consequences of the receipt of cash pursuant to the Offer may vary depending on, among other things, the particular circumstances of the tendering Stockholder.  No information is provided as to the state, local, foreign or other tax consequences of the Offer.  Stockholders are urged to consult their own tax advisors to determine the particular federal, state, local, foreign and other tax consequences to them of tendering Preferred Stock under the Offer and the effect of the constructive ownership rules mentioned above.

7.	Price Range of Preferred Stock; Dividends

The Preferred Stock is not listed and do not trade on any securities exchange.  Therefore, no trading market for the Preferred Stock has been established outside the auction process and no price history is available.

The terms of the Offer provide that Stockholders tendering Preferred Stock are entitled to receive all distributions accrued on the Preferred Stock on or before the Expiration Date, but not yet paid.  Prior to the Expiration Date, distributions will be paid on the regularly scheduled distribution payment dates for each series of Preferred Stock.  The amount and frequency of distributions in the future will be set at auction according to the terms of the Preferred Stock or, if an auction fails, at the Maximum Rate described below or as otherwise provided pursuant to the terms of the Preferred Stock.

8.	Certain Information Concerning the Fund

The Fund’s principal executive offices are located at 605 Third Avenue, New York, NY 10158-0180, telephone:  (877) 461-1899.

Available Information about the Fund. The Fund is subject to the informational requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), and in accordance therewith files annual reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters.  The Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund’s Directors and executive officers, their remuneration, the principal holders of the Fund’s securities and any material interest of such persons in transactions with the Fund.  The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC.  Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549.  Such reports and other information are also available on the SEC’s web site (http://www.sec.gov).

Except as otherwise stated in the Offer, the information concerning the Fund contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

Agreements Involving the Fund.  Neuberger Berman Management LLC (“NB Management”) acts as the investment manager for the Fund pursuant to a management agreement.  Neuberger Berman LLC (“NB LLC”) acts as the sub-adviser to the Fund pursuant to a sub-advisory agreement with NB Management.  The Fund is not responsible for payment of any sub-advisory fees.

NB Management has entered into a contractual fee waiver arrangement with the Fund to waive a portion of its management fee for a specified number of years.  NB Management announced on February 6, 2009 that it would voluntarily extend the contractual management fee waivers then in place for the Fund for an additional one-year period.

The Fund also is a party to certain other service agreements.  The Fund has an administration agreement with NB Management that provides that NB Management shall supervise the business and affairs of the Fund and shall provide such services required for effective administration of the Fund as are not provided by employees or other agents engaged by the Fund.  The Bank of New York Mellon serves as the Fund’s transfer agent, registrar, and dividend paying agent.  State Street Bank and Trust Company (“State Street”) serves as the custodian for the Fund.

The Fund also has entered into a $240 million secured, committed, three-year revolving credit facility (the “Facility”) with State Street pursuant to a Credit Agreement dated as of September 4, 2008, which is described in more detail below.

9.	Source and Amount of Funds

If 100% of the outstanding Preferred Stock is purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $73,696,000 plus any unpaid dividends accrued through the Expiration Date.

The Fund intends to borrow under the Facility, use cash on hand or sell portfolio securities to pay the purchase price for tendered Preferred Stock.  Due to the amount of borrowings currently outstanding under the Facility and the 1940 Act leverage tests described below, depending on the amount of the Preferred Stock that is tendered pursuant to the Offer, the Fund may not be able to utilize the Facility to pay for all the Preferred Stock and will need to use cash on hand or sell portfolio securities to pay the purchase price for a portion of the tendered Preferred Stock.  Under the terms of the Facility, the Fund will pay interest on loans at an adjusted Libor rate (Libor plus 0.95) that is payable on the last day of each interest period.  The Fund paid an up-front fee for the Facility and pays a Facility fee in arrears based on the entire amount of the Facility.  Under the terms of the Facility, the Fund is required to satisfy certain collateral requirements and maintain a certain level of assets.  There was $53,000,000 in loans outstanding pursuant to the Facility on February 25, 2011.

The Board believes that the Fund has monies, through borrowings, as cash or through the sale of portfolio securities, to purchase the Preferred Stock that may be tendered pursuant to the Offer.  However, if, in the judgment of the Board, there are not sufficient monies to pay for tendered Preferred Stock, the Fund may terminate the Offer. See “The Offer – Conditions to the Offer.”

As indicated above, the Fund may borrow pursuant to the Facility to pay for a portion of the purchase price for tendered Preferred Stock.  The Fund intends to refinance such borrowings when the Facility expires on September 4, 2011.  If, at that time, the Fund cannot refinance the Facility, the Fund may need to sell portfolio securities to decrease its leveraged position and repay amounts outstanding under the Facility.

10.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Preferred Stock

The business address of the Directors and executive officers of the Fund is 605 Third Avenue, New York, New York 10158-0180.  As of February 28, 2011, the Directors and executive officers of the Fund did not beneficially own any Preferred Stock.

Based upon the Fund’s records and upon information provided to the Fund by its Directors and executive officers, neither the Fund nor, to the best of the Fund’s knowledge, any of the Directors or executive officers of the Fund, has effected any transactions in the Preferred Stock, during the sixty day period prior to the date hereof.

To the best of the Fund’s knowledge, none of the Fund’s executive officers, Directors, or affiliates, including NB LLC, currently intends to tender Preferred Stock, if any, held of record or beneficially by such person for purchase pursuant to the Offer.

Except as set forth in this Offer to Purchase, to the best of the Fund’s knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund’s executive officers or Directors, any person controlling the Fund or any executive officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities of the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

11.	Certain Effects of the Offer

Purchase Price in the Offer is Less than Liquidation Preference.  The Per Share Amount reflects a 2% discount to the liquidation preference of $25,000 per share of Preferred Stock.  As a result, Stockholders who tender their Preferred Stock for purchase by the Fund pursuant to the Offer will realize less than they are entitled to receive upon a liquidation of the Fund.  In addition, in the event the Fund were to effect a redemption of the Preferred Stock pursuant to their terms, the Fund would be required to pay a redemption price equal to 100% of the liquidation preference of the Preferred Stock to be redeemed (plus accrued dividends).  The Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any shares of Preferred Stock that remain outstanding after the Offer, including a redemption of such shares of Preferred Stock.

Risk of Fund’s Inability to Refinance the Facility. The leverage represented by the Preferred Stock is perpetual in that the Preferred Stock has no fixed repayment date and may remain outstanding indefinitely.  In contrast, the leverage represented by borrowings under the

Facility must be renewed.  All borrowings under the Facility must be repaid on or prior to September 4, 2011, unless the Facility is renewed or an acceptable means of refinancing the outstanding borrowings under the Facility is available.  If the Fund is unable to renew or refinance such borrowings, the Fund will be forced to decrease the amount of its leverage (i.e., sell assets and use the proceeds of such sales to repay such borrowings).  Such an event could have negative consequences for the Fund, including requiring the Fund to sell investments at a loss, tax consequences to the Fund or its stockholders and reducing the return to common stockholders of the Fund.

Cost of Leverage Could Increase.  Historically, the Fund had utilized the Preferred Stock as its primary form of leverage.  Until the first quarter of 2008, the rate paid on the Preferred Stock was determined pursuant to an auction process but, since the first quarter of 2008, the periodic auctions for the Preferred Stock have failed.  As a result, the current rate paid on the Preferred Stock is the “Maximum Rate,” which is calculated by a methodology set forth in the terms of the Preferred Stock.  The calculation for determining the Maximum Rate for the Preferred Stock is based on a different methodology than the calculation for determining the interest rate charged to borrowings under the Facility.  As a result, depending on the market conditions, leverage costs for Preferred Shares may be higher or lower than leverage costs for borrowings.

The 1940 Act Imposes Different Leverage Tests on Borrowings than on Preferred Stock.  Under the provisions of the 1940 Act, the Fund, immediately after any borrowings constituting indebtedness, must have an “asset coverage” of at least 300% (i.e., the indebtedness may not exceed 33-1/3% of the Fund’s managed assets after borrowings). With respect to such borrowings, asset coverage means the ratio which the value of the total assets of the Fund, less all liabilities and indebtedness not represented by senior securities (as defined in the 1940 Act), bears to the aggregate amount of such borrowings represented by senior securities issued by the Fund.  With respect to leverage consisting of preferred stock, however, the 1940 Act provides that the Fund is not permitted to issue preferred stock unless immediately after such issuance the value of the Fund’s managed assets is at least 200% of the liquidation value of the outstanding preferred stock (i.e., the liquidation value of outstanding preferred stock may not exceed 50% of the Fund’s managed assets). As a result, if the Fund utilizes borrowings as its primary form of leverage, it may be required to utilize less leverage in the future than would otherwise be the case if it had maintained preferred stock as its primary form of leverage.  In addition, depending on the amount of Preferred Stock tendered, the Fund may modestly reduce its level of leverage immediately after the Offer because the Fund may not be able to, or may choose not to, borrow under the Facility to pay for all Preferred Stock tendered.  Based on the amount of borrowings already under the Facility and the Fund’s net asset value as of February 25, 2011, despite the higher asset coverage requirements under the 1940 Act for borrowings, the Fund could maintain the same level of leverage if 100% of the Preferred Stock is tendered.

Effect on Net Asset Value of Common Stock.  To pay the aggregate purchase price of Preferred Stock accepted for payment pursuant to the Offer, the Fund anticipates using borrowings under the Facility and cash on hand and, if necessary, may also sell portfolio securities.

If the Fund sells portfolio securities to raise cash to help finance the Offer, the Fund will incur brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, because of the Offer, the amount of assets remaining for the benefit of non-tendering Stockholders may decline.

Stockholders should note that the Offer is expected to result in accretion to the net asset value of the shares of common stock of the Fund (“Common Stock”) following the Offer, due to the fact that the tender price would represent a 2% discount to the liquidation preference of the Preferred Stock. The price to be paid in the Offer represents a discount to liquidation preference of $25,000 for each share of Preferred Stock, which is the amount a Stockholder would be entitled to receive, after payment of the Fund’s liabilities, in the event of a liquidation of the Fund (to the extent assets are available).  In addition, the price to be paid in the Offer represents a discount to the amount payable upon a redemption of the Preferred Stock pursuant to their terms.

If the Fund sells portfolio securities during the pendency of the Offer to raise cash for the purchase of Preferred Stock, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents.  This cash position may earn a return less than that generated by the other assets of the Fund.

Depending on the Fund’s net asset value as of the Expiration Date, the Fund may reduce its level of leverage to some extent depending on the amount of Preferred Stock tendered.  As a result, the potential positive impact on net asset value and corresponding return to common stockholders due to leverage may be reduced.

The Fund is required by law to pay for tendered Preferred Stock it accepts for payment promptly after the Expiration Date of this Offer. Because the Fund will not know the number of shares of Preferred Stock tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Preferred Stock.  If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Preferred Stock tendered, it may extend the Offer to allow additional time to raise sufficient cash.

Lack of Market for Preferred Stock.  The actual number of shares of Preferred Stock outstanding subsequent to completion of the Offer will depend on the number of shares of Preferred Stock tendered and purchased in the Offer.  Any shares of Preferred Stock not tendered pursuant to this Offer will remain issued and outstanding until repurchased or redeemed by the Fund.  Although it has no current plan to do so, if the Fund were to redeem the Preferred Stock in accordance with their terms, it would be required to pay the full liquidation preference of $25,000 per share plus accrued dividends to the date of redemption.  As mentioned previously, there have not been sufficient clearing bids in recent auctions to effect transfers of the Preferred Stock and there can be no guarantee that there will be future liquidity for the Preferred Stock.  In making any decision as to whether to effect a redemption of any shares of Preferred Stock remaining outstanding following the consummation of the Offer, the Fund will take into account the particular facts and circumstances that may then exist, including its then current financial position and liquidity, the market for the investments held by the Fund, the distribution rate on the Preferred Stock and such other factors as the Fund deems relevant.

Preferred Stock the Fund acquires pursuant to the Offer will be canceled and returned to the status of authorized but unissued shares and will be available for the Fund to issue without further action by the stockholders of the Fund (except as required by applicable law or the rules of NYSE Amex or any other securities exchange on which the Common Stock may then be listed) for purposes including, without limitation, the raising of additional capital for use in the Fund’s business.

Recognition of Gains/Losses. As noted, the Fund may be required to sell portfolio securities to finance the purchase of Preferred Stock tendered pursuant to the Offer.  If the Fund’s tax basis in the securities sold is less than the sale proceeds, the Fund will recognize net capital gains.  The Fund would expect to distribute any such gains to Stockholders of record (reduced by net capital losses realized during the taxable year, if any, and available capital loss carryovers) following the end of the Fund’s taxable year.  This recognition and distribution of gains, if any, would have two negative consequences: first, Stockholders that receive distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional net capital gains.  It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized).  In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Stockholders at ordinary income rates when distributed to them.  This could adversely affect the Fund’s performance.

Tax Consequences of Purchase to Stockholders. The Fund’s purchase of tendered Preferred Stock pursuant to the Offer will have tax consequences for tendering Stockholders and may have tax consequences for non-tendering Stockholders.  See “The Offer — Certain Federal Income Tax Consequences.”

12.	Purpose of the Offer

The Fund issued the Preferred Stock for purposes of investment leverage to augment the amount of investment capital available for use in the pursuit of its investment objectives. Through the use of leverage, the Fund, similar to other closed-end funds, sought to enhance the distributions and investment return available over time to the common stockholders by earning a rate of portfolio return (which includes the return related to investments made with the proceeds from leverage) that exceeds the leverage costs, typically over the long term.

Under market conditions as they existed prior to the first quarter of 2008, distribution rates on the Preferred Stock for each rate period generally were set at the market clearing rate determined through an auction process maintained and administered by unaffiliated broker-dealers that brought together bidders, who sought to buy Preferred Stock, and holders of Preferred Stock, who sought to sell their Preferred Stock.  The terms of the Preferred Stock generally provide that, if an auction fails to establish a market clearing rate (because of an imbalance of sell orders over bids), the distribution payment rate over the next distribution period is set at the “Maximum Rate” and holders will continue to hold their Preferred Stock.  As a result, in a failed auction, holders of Preferred Stock who desire to sell their Preferred Stock are unable to do so.  A failed auction is not a default under the terms of the Preferred Stock. In the case of a failed auction, the Fund continues to pay distributions, but at the specified Maximum Rate rather than at a market clearing rate.

Consistent with patterns in the broader market for auction rate securities, beginning in the first quarter of 2008, each auction of the Preferred Stock has failed to establish a market clearing rate, the Maximum Rate has been triggered and holders attempting to sell their Preferred Stock through such auctions have been unsuccessful.

The auction markets for auction rate securities like the Preferred Stock are not currently functioning normally, and the Fund believes that such auction markets are unlikely to return to normalcy. The Fund also believes that no well-established secondary market for auction rate securities exists today. The Fund is conducting the Offer to offer liquidity to holders of Preferred Stock.

Neither the Fund nor its Board makes any recommendation to any Stockholder as to whether to tender or refrain from tendering any or all of such Stockholder’s Preferred Stock and has not authorized any person to make any such recommendation. Stockholders are urged to evaluate carefully all information about the Offer, consult their own investment and tax advisors and make their own decisions whether to tender Preferred Stock and, if so, how many shares of Preferred Stock to tender.

13.	Conditions to the Offer

Notwithstanding any other provision of the Offer, it is the announced policy of the Board, which may be changed by the Directors, that the Fund cannot accept tenders or effect repurchases if: (1) the Fund is not able (a) to borrow sufficient funds under the Facility or (b) to sell sufficient portfolio securities to raise cash to purchase Preferred Stock tendered pursuant to the Offer; (2) such transactions, if consummated, would (a) result in delisting of the Fund’s Common Stock from the NYSE Amex; (b) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund subject to federal income tax on all of its net income and gains in addition to the taxation of Stockholders who receive distributions from the Fund); (c) result in a failure to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; or (d) result in a failure to comply with the terms of the Facility; (3) the amount of Preferred Stock tendered would require liquidation of such a substantial portion of the Fund’s securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the net asset value of the Common Stock; (4) there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or any judgment, order or injunction sought, or any other action taken by any person or entity, which (a) restrains, prohibits or materially delays the making or consummation of the Offer; (b) challenges the acquisition by the Fund of Preferred Stock pursuant to the Offer or the Board’s fulfillment of its fiduciary obligations in connection with the Offer; (c) seeks to obtain any material amount of damages in connection with the Offer; (d) or otherwise directly or indirectly adversely affects the Offer or the Fund; (5) there is any (a) suspension of or limitation on prices for trading securities generally on the NYSE Amex or other national securities exchange(s); (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; (c) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; (d) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (e) in the Board’s judgment, other event or condition which would have a material adverse effect on the Fund or the Stockholders if tendered Preferred Stock was purchased; or (4) the Board determines that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or the Stockholders. The Directors may modify these conditions in light of experience.

In order to facilitate the Offer and any auctions for shares of Preferred Stock that may remain outstanding after the Offer is completed, if you own Preferred Stock through a broker or other Nominee Holder, when your broker or other Nominee Holder tenders your Preferred Stock on your behalf, your broker or other Nominee Holder will be required to provide the Depositary additional contact information for its Auction Department, or whoever at your broker or other Nominee Holder submits auction instructions for the Preferred Stock on its behalf.  If your broker or other Nominee Holder is unable to provide this contact information, the Fund, in its sole discretion, may waive this requirement.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Preferred Stock tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in the section “The Offer – Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.  Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in the section “The Offer – Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, before the payment date, in its sole discretion.  The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time.  Any determination or judgment by the Fund concerning the events described above will be final and binding on all parties.

14.	Plans or Proposals of the Fund; Regulatory Approvals

Except to the extent described herein, the Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business, except as resulting from the Offer, the previously announced tender offer program for Common Stock, any other tender offer that may be contemplated in the future or otherwise set forth herein); any material changes in the Fund’s present capitalization (except as resulting from the Offer, the previously announced tender offer program for Common Stock, any other tender offer that may be contemplated in the future or otherwise set forth herein); or any other material changes in the Fund’s structure or business.

Except as described in this Offer to Purchase, the Fund is not aware of any governmental license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Preferred Stock as contemplated by the Offer or, of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Fund’s acquisition or ownership of Preferred Stock as contemplated by the Offer. Should any such approval or other action be required, the Fund currently contemplates that it will seek approval or other action will be sought. The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Preferred Stock tendered in response to the Offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligation to accept for payment and pay for Preferred Stock under the Offer is subject to various conditions. See “The Offer – Conditions to the Offer.”

15.	Fees and Expenses

The Fund has retained Okapi Partners LLC to act as the Information Agent and Continental Stock Transfer & Trust Company as the Depositary in connection with the Offer.  The Information Agent may contact holders of Preferred Stock by mail, telephone, telex, email, telegraph and personal interviews and may request brokers and other Nominee Holders to forward materials relating to the Offer to beneficial owners.  The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

The Fund will not pay any fees or commissions to any broker, any other Nominee Holder, or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Preferred Stock pursuant to the Offer.  Brokers and other Nominee Holders will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.  No such broker or other Nominee Holder has been authorized to act as the agent of the Fund, the Information Agent, or the Depositary for purposes of the Offer.

16.	Miscellaneous

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Preferred Stock in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.  However, we may, in our discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Preferred Stock in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Fund not contained in the Offer Documents and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer.  The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in “The Offer – Certain Information Concerning the Fund” of the Offer to Purchase (except that such information will not be available at the regional offices of the SEC).

Neuberger Berman Real Estate Securities Income Fund Inc.

March 1, 2011

Any required documents should be sent to the Depositary at the address set forth below.  If you have questions or need additional copies of the Offer to Purchase or the Letter of Transmittal, you can contact the Information Agent at its address or relevant telephone numbers set forth below.  You may also contact your broker or other Nominee Holder for assistance concerning the Offer.

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

Delivery By First Class Mail, By Registered, Certified or Express Mail, By Overnight Courier,
and By Hand Should Be Directed To:

Continental Stock Transfer & Trust Company
17 Battery Place – 8th Floor
New York, NY 10004

The Information Agent for the Offer is:

Okapi Partners LLC
437 Madison Ave, 28th Floor
New York, NY 10022
(212) 297-0720
Toll Free: (877) 796-5274